SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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☐	Soliciting Material Pursuant to § 240.14a-12
CONSTAR INTERNATIONAL INC.
(Name of registrant as specified in its charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CONSTAR INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Constar International Inc. to be held on November 16, 2010, beginning at 8:00 a.m., local time, at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania. The purposes of the Annual Meeting are:

1. to elect as members of the Company’s Board of Directors the six nominees named in the Company’s proxy statement and recommended by the Company’s Board of Directors;

2. to ratify the appointment of the independent registered public accounting firm for the year ending December 31, 2010; and

3. to transact any other business that may properly come before the meeting.

All holders of record of shares of Constar Common Stock at the close of business on September 17, 2010 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

We appreciate your ongoing interest and participation in our company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. You may also attend the meeting and vote in person.

By Order of the Board of Directors,

David Waksman
Senior Vice President, Human Resources,
General Counsel and Secretary

Philadelphia, Pennsylvania
October 4, 2010

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about October 4, 2010, to owners of shares of Constar International Inc. (“Constar” or the “Company”) Common Stock in connection with the solicitation of proxies by the Company’s Board of Directors for the 2010 Annual Meeting of Stockholders. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on November 16, 2010:

•	The Proxy Statement and Annual Report to Security Holders are available at http://ir.constar.net/annuals.cfm. Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the Annual Meeting of Stockholders and the Annual Report to Stockholders, is not part of the proxy soliciting materials.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and the financial statement schedules and a list describing all of the exhibits not contained therein, will be provided without charge to each person solicited for a proxy upon the written request of such person directed to David Waksman, Senior Vice President, Human Resources, General Counsel and Secretary, at the following address:

Constar International Inc.
One Crown Way
Philadelphia, PA 19154-4599
(215) 552-3700

VOTING PROCEDURES

Your vote is very important.  Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given on a properly executed and delivered proxy, your shares will be voted by one of the individuals named on your proxy card in accordance with his judgment.

Who can vote? Stockholders as of the close of business on September 17, 2010 are entitled to vote. On that day, 1,750,000 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Constar International Inc., One Crown Way, Philadelphia, Pennsylvania, beginning November 6, 2010. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to you in a particular account. You may receive more than one proxy card if you hold shares which are either registered differently or in more than one account.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive timely voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine under the rules that govern voting by such nominees, such as the ratification of the appointment of independent registered certified public accountants. On non-routine matters, such as the election of directors, nominees cannot vote and there is a so-called “broker non-vote” on that matter.

•	Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the meeting. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect their election.

•	The affirmative vote of a majority of the shares of common stock present at the meeting, either in person or by proxy, and entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on the outcome of this matter because they are not counted as shares entitled to vote. Abstentions will have the same effect as a vote against this matter because they are counted as shares entitled to vote but are not counted as affirmative votes.

Who will count the vote? Our Transfer Agent and Registrar, American Stock Transfer & Trust Company, will tally and certify the vote as our Inspector of Elections.

Who is soliciting this proxy? This solicitation is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. In addition, we have retained Mackenzie Partners & Co. to assist us in the solicitation of proxies for a fee of $4,000 plus certain expenses.

What if I can’t attend the meeting? If you do not attend the meeting in person you must vote your shares by proxy if you intend to vote.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that our business shall be managed by a Board of Directors, with the number of directors to be from six to thirteen as provided by the Board of Directors from time to time. The size of the Board of Directors is currently set at six.

At the Annual Meeting, six directors are to be elected. Director elections are determined by a plurality of the votes cast at the Annual Meeting in person or by proxy. Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor.

Each of the nominees is currently a director of the Company. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy may be voted for any substitute nominee designated by the Board of Directors.

Set forth below is information regarding each nominee, including their ages, term of service as directors, business experience, and service on other boards of directors. We have also included information about each nominee’s specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of the Company, in light of our business and structure. The Board of Directors recommends a vote FOR each of the listed nominees.

Name	Age	Principal Occupation During at Least the Past Five Years

Michael J. Balduino	60	Mr. Balduino has served as a director since May 2009. Since March, 2010 Mr. Balduino has been Executive Vice President of NorthStar Partners, a business development consulting firm. Mr. Balduino retired from International Paper Company at the end of 2009, where he most recently served as Senior Vice President-Consumer Packaging. Mr. Balduino previously served with International Paper Company as Senior Vice President for the consumer products converting businesses and President-Shorewood Packaging Corp. (an International Paper subsidiary) from 2004 to 2008; and as Senior Vice President-Corporate Sales and Marketing from 2000 to 2003. Mr. Balduino brings a career of extensive packaging experience to the Board, having previous packaging assignments at Federal Paperboard Company (1992-1996), James River Corporation (1981-1991) and American Can Company (1972-1981).
Eric A. Balzer	62	Mr. Balzer has served as a director since May 2009. Mr. Balzer has been the Chief Financial Officer of Ramtron International Corporation since 2004. Prior to that, he was Senior Vice President, Operations of Advanced Energy Industries from 1990 to 1999. Mr. Balzer is a director of Ramtron International Corporation and Cap Terra Financial Group. Mr. Balzer serves as the Chair of our Audit Committee owing to his knowledge of finance, accounting and auditing procedures gained through his work experience, including as the Chief Financial Officer of a publicly-traded company. Mr. Balzer has been designed as an Audit Committee Financial Expert. Mr. Balzer has significant experience operating manufacturing facilities and also brings a knowledge of lean manufacturing techniques that are being adopted by the Company.

Name	Age	Principal Occupation During at Least the Past Five Years

Grant H. Beard	49	Mr. Beard has served as President and Chief Executive Officer, and as a Director, since September 13, 2010. Prior to that Mr. Beard served as a partner of Anderson Group, a private equity firm, since February 2009. From January 2001 to January 2009, Mr. Beard was President, CEO and Director of TriMas Corporation. Prior to that, he served as President, CEO and Chairman of Health Media Incorporated. The Board believes Mr. Beard’s broad expertise in customer service, operations and finance, as well as his insights as Chief Executive Officer of the Company, will be an asset to the Company and the Board.
Lawrence V. Jackson	57	Mr. Jackson has served as a director since May 2009. Mr. Jackson has been the Chairman of the Board of Directors of Sourcemark LLC since 2008, the Chief Executive Officer of Sourcemark LLC from 2007 to May 2010, and a Senior Advisor to New Mountain Capital since 2008. Mr. Jackson was the President and Chief Executive Officer, Global Procurement of Wal-Mart Stores, Inc. from 2006 to 2007, and he was the Executive Vice President and Chief People Officer of Wal-Mart Stores, Inc. from 2004 to 2006. Mr. Jackson was the President and Chief Operating Officer of Dollar General Stores, Inc. from 2003 to 2004, and the Senior Vice President, Supply Operations of Safeway, Inc. from 1997 to 2003. Prior to that Mr. Jackson enjoyed a 16-year career at PepsiCo, Inc., beginning as plant manager and ending as Senior Vice President, Chief Operating Officer, Worldwide Operations of PepsiCo Food Systems. Mr. Jackson is a director of ProLogis and Assurant, Inc. Mr. Jackson is an experienced executive of several notable companies. His history with major retailers and consumer product companies allows him to offer perspectives on important customers and markets.
Ruth J. Mack	55	Ms. Mack has served as a director since May 2009, and as President and Chief Executive Officer from April 2010 until September 13, 2010. Ms. Mack currently serves as Corporate Advisor in a transition role. Ms. Mack was President, WinCup Plastics and Executive Vice President, New WinCup Holdings from 2006 to 2009. From 1999 to 2006, she worked for Alcoa, Inc., most recently as Vice President, Alcoa and Group President Alcoa Packaging & Consumer Products. Prior roles included Vice President, Reynolds Metals Company and General Manager, Reynolds Consumer Products and President Alcoa Consumer Products. Previous to Alcoa, Ms. Mack held a series of general management, marketing, sales, operations, product development, and supply chain positions in multinational companies such as General Mills, PepsiCo, Nestle, Pillsbury and WLR Foods. Ms. Mack brings to our Board her experience as a senior executive with a variety of companies spanning packaging, consumer products and food service industries. These experiences have provided Ms. Mack with a breadth of knowledge in such areas as strategic development, marketing and general management.

Name	Age	Principal Occupation During at Least the Past Five Years

L. White Matthews, III	64	Mr. Matthews has served as a director and chairman of the Board since May 2009. Mr. Matthews has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc., as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation. From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews is a director of Imation Corp. and Matrixx Initiatives, Inc. As Chairman of our Board of Directors and Chairman of our Board’s Nominating and Governance Committee, Mr. Matthews brings his experience from years of service on the boards of several public and privately-held companies, as well as his experience as a senior executive. These experiences have provided him with a depth and breath of knowledge in dealing with governance, leadership, strategic, financial and accounting matters.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of our Board of Directors.

Meetings of the Board of Directors.  A new Board of Directors was appointed in connection with our emergence from Chapter 11 in May 2009. This proxy statement refers to the pre-emergence Board of Directors as the former Board or a former committee of the Board of Directors, as applicable. Our former Board of Directors met seven times in 2009. Our new Board of Directors met five times in 2009. Each of the incumbent directors attended at least 90% of the meetings of the Board and each of the committees to which the director was assigned. Each of the former directors attended at least 80% of the meetings of the Board and each of the committees to which the director was assigned.

Board Leadership Structure.  The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, the Company has historically had separate individuals serve in those positions. The Board of Directors has considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman of the Board of Directors and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, in the future the Board of Directors may reconsider its leadership structure.

Risk Oversight.  The Company faces a number of risks, including credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in interest rates. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company’s risks. While the Board of Directors is ultimately responsible for risk oversight, the Company’s Audit and Finance Committee assists the Board of Directors in overseeing risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements.

Committees of the Board of Directors.  The Board of Directors has established three standing committees.

Audit and Finance Committee — maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our independent auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. In addition, the Audit and Finance Committee assists the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes, audits of the financial statements, internal control and audit functions, SEC reporting, Sarbanes Oxley compliance, compliance with legal and regulatory requirements and ethical standards adopted by the Company, and issuances of securities and other financial matters. The former members of this Committee were Frank J. Mechura, John P. Neafsey and Angus F. Smith, and they met seven times in 2009. The current members of the Audit and Finance Committee are Messrs. Balzer, Jackson, and Matthews, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Balzer chairs the current Committee, which met six times in 2009. The Board of Directors has determined that Mr. Balzer is an “audit committee financial expert” as defined by regulations promulgated under the Securities Act of 1933.

Compensation and Benefits Committee — oversees the administration of the Company’s compensation and benefits plans, in particular all compensation for the Chief Executive Officer, the executives that report to the Chief Executive Officer and any other employee that the Compensation and Benefits Committee deems appropriate; all compensation for directors; all equity programs; any major compensation and benefit implementation/redesign for the wider employee base; and the annual performance review of the Chief Executive Officer. The Compensation and Benefits Committee also oversees our equity compensation and certain other benefit plans. The Compensation and Benefits Committee considers the recommendations of the Chief Executive Officer in setting the compensation of other executive officers.

The Compensation and Benefits Committee works with independent compensation consultants that are engaged directly by the Compensation and Benefits Committee. Towers Watson is currently engaged as the Compensation and Benefits Committee’s independent compensation consultant. Towers Watson is not engaged to perform any specific assignment, but rather to provide general advice from time to time as requested by the Compensation and Benefits Committee. Recent representative assignments have involved executive and director compensation.

The former members of this Committee were Michael D. McDaniel, Frank L. Mechura and A. Alexander Taylor, and they met five times in 2009. The current members of the Compensation and Benefits Committee are Messrs. Balduino, Balzer and Jackson, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Jackson chairs the current Committee, which met seven times in 2009.

Nominating and Corporate Governance Committee — develops and oversees corporate governance guidelines; and identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders who timely submit such recommendations as outlined under “Submission of Director Nominations” below. The former members of this Committee were James A. Lewis, Michael D. McDaniel, and John P. Neafsey, and they did not meet in 2009. The current members of the Nominating and Corporate Governance Committee are Messrs. Balduino, Balzer and Matthews, each of whom is “independent” under Nasdaq listing standards and applicable SEC regulations. Mr. Matthews chairs the current Committee, which met twice in 2009.

Committee Charters.  Each of our standing Committees has a written charter delineating its responsibilities. Each Committee’s charter is available on the “Investor Relations — Corporate Governance” section of our web site at www.constar.net.

Contacting our Directors.  You may contact our Board of Directors and any of our individual directors by writing to them care of the Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599. The Secretary will forward the communication to the Board of Directors or the applicable director(s). In addition, it is the Company’s policy that any allegation of accounting or financial impropriety must be brought to the attention of the Audit and Finance Committee immediately.

Attendance at the Annual Meeting.  We strongly encourage each of our directors to attend our annual meeting of stockholders. Each of the incumbent directors who was in office at the time of the Company’s last annual meeting of stockholders attended such meeting.

Submission of Director Nominations.  The Nominating and Corporate Governance Committee will consider stockholders’ suggestions for nominees for election to our Board of Directors in 2011. Any such suggestion must be made in writing, must include biographical data, a description of such nominee’s qualifications and the other information required by the Company’s Amended and Restated Bylaws, and must be accompanied by the written consent of such nominee to serve as director if elected. Any such suggestion for nominees must be mailed to the Nominating and Corporate Governance Committee, c/o The Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599.

For such suggested nominee to be eligible for election as a director at the 2011 Annual Meeting of Stockholders in compliance with the Company’s Amended and Restated Bylaws, the suggestion must be received at the above address no earlier than 120 days, and no later than 90 days, prior to the first anniversary of the 2010 Annual Meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s meeting, the notice must be received not earlier than the 120th day prior to such meeting nor later than the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The 2011 Annual Meeting of Stockholders is currently scheduled to be held on May 26, 2011. Accordingly, notice must be received not earlier than January 26, 2011 and not later than February 25, 2011.

Nominees for election to the Board of Directors should at a minimum satisfy the following criteria:

•	Possess the integrity and judgment essential to effective decision making.

•	Have the ability and willingness to commit necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees and not have other directorships, trusteeships or outside involvements that would materially interfere with responsibilities as a director of Constar.

•	Have the willingness and availability to serve for a meaningful period of time.

•	Have the willingness and ability to represent the interests of all stockholders of the Company rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and the public in general.

•	Have background and experience that complement or supplement the background and experience of other Board members.

•	Be free from interests that are or would present the appearance of being adverse to, or in conflict with, the interests of the Company.

•	Have a proven record of competence and accomplishment through demonstrated leadership in business, education, government service or finance, including director, chief executive or senior management experience; academic experience; manufacturing experience; financial and accounting experience; or other relevant experiences that will provide the Board with perspectives that will enhance Board effectiveness, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality.

As noted above, the Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as ethnicity, race, gender, national origin, nationality, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee believes this diversity benefits the Board of Directors by allowing it to draw on a wide variety of backgrounds and experiences among its members. The Nominating and Corporate Governance Committee does not intend to nominate representational directors, but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety.

These criteria have been established as criteria that any director nominee, whether suggested by a stockholder or otherwise, should satisfy. A nominee for election to the Board of Directors that is suggested by a stockholder will be evaluated by the Nominating and Corporate Governance Committee in the same manner that any other nominee for election to the Board (other than directors standing for re-election) is evaluated. The evaluation process will include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee, and a thorough review by the full committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. Finally, if the committee determines that a candidate should be nominated for election to the Board of Directors, the committee will present its findings and recommendation to the full Board of Directors for approval.

Corporate Governance Practices.  We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review any new federal laws affecting corporate governance, rules adopted by the SEC and Nasdaq, and best practices. We have implemented corporate governance practices that we believe are in the best interest of our company and our stockholders.

Codes of Conduct.  We have adopted Corporate Governance Guidelines for our company. These guidelines address such matters as director qualifications, directors’ access to management and advisors, conflicts of interest and performance evaluations. We have also adopted a Code of Ethics. Our Corporate Governance Guidelines and Code of Ethics are available on the “Investor Relations — Corporate Governance” section of our web site at www.constar.net.

Disclosure Committee.  We have established a Disclosure Committee, comprised of senior executives who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use to prepare our periodic SEC reports.

Ethics Hotline.  We have established a confidential hotline by which employees can communicate concerns regarding unethical or illegal conduct at our company. The Audit Committee has established procedures to receive, retain and address these concerns.

Insider Trading.  In addition to the insider trading prohibitions of our Code of Ethics, we maintain an additional insider trading policy that applies to our directors, executive officers and certain other personnel. Our insider trading policy prohibits these individuals from trading in our securities at certain times when we would normally expect the Company to have material non-public information regarding its quarterly and annual earnings results. In addition, these individuals are prohibited from trading without obtaining the prior approval of a compliance officer.

Executive Sessions of the Independent Directors.  Our independent directors meet regularly in executive session without members of management.

Resignation upon Change in Employment Circumstances.  It is our policy that a director offer to resign upon a change in his or her employment circumstances. The Board of Directors has the discretion whether or not to accept any such resignation.

Director Independence.  The Board of Directors has considered transactions and relationships between each director, on one hand, and the Company or its affiliates, on the other. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent under Nasdaq listing standards and applicable SEC regulations. As a result of this review, the Board determined that Messrs. Balduino, Balzer, Jackson and Matthews are independent. In addition, the Board of Directors had determined that Mr. Jason Pratt, who served as a director from May 29, 2009 to November 4, 2009, was independent. Mr. Beard and Ms. Mack are not independent because of their employment by the Company. Mr. Hoffman was not independent during his tenure as a director because he was an employee of the Company. The former Board of Directors had determined that its following members were independent under Nasdaq listing standards and applicable SEC regulations: James A. Lewis, A. Alexander Taylor, John P. Neafsey, Angus F. Smith, Michael A. McDaniel and Frank J. Mechura.

Stock Ownership Guidelines.  The Company’s stock ownership guidelines for directors call for each director to hold stock with a value equal to three times the annual retainer paid to such director for his or her Board (but not Board committee) service. Upon our emergence from Chapter 11, none of our directors held any equity interests in Constar. The Board of Directors has adopted a four-year period for directors to accumulate equity towards the stock ownership guidelines. There are no stock ownership guidelines currently in effect for management.

APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2010.

One or more representatives of PricewaterhouseCoopers LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2009 for the audit of our financial statements and internal controls for the year ended December 31, 2009 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2009 were $1,616,000. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2008 for the audit of our financial statements and internal controls for the year ended December 31, 2008 (including the delivery of reports required by Section 404 of the Sarbanes-Oxley Act) and the review of our quarterly financial statements filed on Form 10-Q in 2008 were approximately $1,540,000.

Audit-Related Fees.  In 2009, PricewaterhouseCoopers LLP billed the Company $12,000 for services rendered in connection with an SEC comment letter. In 2008, PricewaterhouseCoopers LLP billed the Company $9,000 for services rendered in connection with their retention in accordance with the applicable requirements of the Bankruptcy Code, and $18,000 for services rendered in connection with an SEC comment letter.

Tax Fees.  For 2009 and 2008, the respective aggregate fees billed for tax services rendered by PricewaterhouseCoopers LLP were approximately $261,000 (of which approximately $245,000 were tax-related reorganization fees and the balance of which primarily related to the preparation of tax returns for the Company’s operations in the United Kingdom and Holland) and $10,000 (primarily related to the preparation of tax returns for the Company’s operations in the United Kingdom and Holland.)

All Other Fees.  There were no fees billed by PricewaterhouseCoopers LLP for the year ended December 31, 2009 for any services other than as described above, other than subscription fees for an accounting and tax research program in the amount of $3,000. There were no fees billed by PricewaterhouseCoopers LLP for the year ended December 31, 2008 for any services other than as described above, other than subscription fees for an accounting and tax research program in the amount of $3,000.

All the services as described above were approved by our Audit and Finance Committee. In accordance with the charter of our Audit and Finance Committee, all auditing services and, except as provided in the following sentence, all non-audit services to be provided by any independent registered public accounting firm of the Company shall be pre-approved by the Audit and Finance Committee; in addition, the Audit and Finance Committee may delegate such pre-approval duty to one or more designated members of the Audit and

Finance Committee who are also independent directors of the Board of Directors; provided, that any decisions of any member of the Audit and Finance Committee to whom such duty has been delegated shall also be presented to the full Audit and Finance Committee at its next scheduled meeting. The pre-approval requirement described in the preceding sentence shall not apply to non-audit services for the Company if (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit and Finance Committee and approved, prior to the completion of the audit, by the Audit and Finance Committee or by one or more members of the Audit and Finance Committee who are also independent directors of the Board of Directors to whom authority to grant pre-approvals has been delegated by the Audit and Finance Committee. The Audit and Finance Committee will review and consider all PricewaterhouseCoopers LLP professional services when assessing auditor independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2010.

Although the submission to stockholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s Amended and Restated Bylaws, the Audit and Finance Committee believes it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit and Finance Committee’s selection. In the event stockholders do not ratify the appointment, the Audit and Finance Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

AUDIT AND FINANCE COMMITTEE

REPORT OF THE AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit and Finance Committee appoints the independent registered public accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit and Finance Committee. The Audit and Finance Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and internal controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit and Finance Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions of the Audit and Finance Committee.

The Audit and Finance Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit and Finance Committee’s responsibility includes monitoring and reviewing these processes. It is not the Audit and Finance Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit and Finance Committee met with management to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit and Finance Committee also discussed with senior management and PricewaterhouseCoopers LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee reviewed and discussed the audited financial statements for 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit and Finance Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, significant matters regarding the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. In addition, the Audit and Finance Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit and Finance Committee discussed with the Company’s independent registered public accounting firm the matters required by professional standards.

The Audit and Finance Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1. In addition, the Audit and Finance Committee discussed with the independent registered public accounting firm the issue of auditor independence, including the compatibility of non-audit services with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit and Finance Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2010. In this connection, the Audit and Finance Committee considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services are compatible with maintaining its independence.

RESPECTFULLY SUBMITTED BY:

Eric A. Balzer, Audit and Finance Committee Chairperson
Lawrence V. Jackson
L. White Matthews III

SUBMISSION OF STOCKHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS

The Securities and Exchange Commission’s rules and our Amended and Restated Bylaws set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any proposal of a stockholder intended to be included in our proxy statement and form of proxy card for the 2011 Annual Meeting of Stockholders must comply with the proxy submission rules of the Securities and Exchange Commission (“SEC”). Pursuant to Rule 14a-8 of the SEC’s rules, because the 2011 Annual Meeting of Stockholders is currently scheduled to be held more than 30 days prior to the anniversary of the 2010 Annual Meeting of Stockholders, any such stockholder proposal must be received by our Secretary at the address listed below within a reasonable time before the Company begins to print and send its proxy materials.

In addition, our Amended and Restated Bylaws require that we be given advance notice of stockholder proposals containing nominations for election to the Board of Directors or other matters which stockholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our Amended and Restated Bylaws separately require that any stockholder proposal, including a proposal nominating one or more persons for election as directors, be received in writing by our Secretary at the address listed below not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more the 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s meeting, the notice must be received not earlier than the 120th day prior to such meeting nor later than the later of (A) the 90th day prior to such annual meeting or (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. The 2011 Annual Meeting of Stockholders is currently scheduled to be held on May 26, 2011. Accordingly, notice must be received not earlier than January 26, 2011 and not later than February 25, 2011.

Stockholders must send such proposals to The Secretary, Constar International Inc., One Crown Way, Philadelphia, Pennsylvania 19154-4599.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions are as follows:

Name	Age	Title

Grant H. Beard(1)	49	President, Chief Executive Officer and Director
J. Mark Borseth(2)	52	Executive Vice President and Chief Financial Officer
James C.T. Bolton(3)	55	Senior Vice President, Administration and Strategic Planning
Jerry A. Hatfield(4)	52	Senior Vice President, Operations
David Schroeder(5)	41	Senior Vice President, Sales and Marketing
David J. Waksman(6)	43	Senior Vice President, Human Resources, General Counsel and Secretary
Christopher P. Phelan(7)	42	Vice President and General Manager, European Operations
Scott D. Stanton(8)	42	Vice President, Corporate Controller and Chief Accounting Officer

(1)	Grant H. Beard. Mr. Beard has served as our President and Chief Executive Officer, and as a Director, since September 2010. Mr. Beard served as a partner of Anderson Group, a private equity firm, since February 2009. From January 2001 to January 2009, Mr. Beard was President, CEO and Director of TriMas Corporation. Prior to that, he served as President, CEO and Chairman of Health Media Incorporated.

(2)	J. Mark Borseth. Mr. Borseth was appointed as our Executive Vice President and Chief Financial Officer in September 2009. Mr. Borseth was the Senior Vice President, Chief Financial Officer of Eclipse Aviation, an aircraft manufacturer, from May 2007 through August 2009. Eclipse Aviation filed for bankruptcy in November 2008. Prior to that, from 1984 to April 2007, Mr. Borseth held a series of financial and general management positions with 3M, including Vice President, Global Business Process from 2004 to 2007, and Corporate Treasurer in 2003.

(3)	James C.T. Bolton. Mr. Bolton has been Senior Vice President, Administration and Strategic Planning of our Company since May 2002. Previously, Mr. Bolton had been Senior Vice President, Strategic Planning and Information Systems for the Americas Division of Crown Cork & Seal Company, Inc. since 2001. Prior to that, Mr. Bolton was Vice President, Finance of Constar, Inc. from 1996 to 2001. Mr. Bolton was Vice President, Finance and Planning for the International Division of Crown Cork & Seal Company, Inc. from 1992 to 1996. Prior to that, Mr. Bolton was Director of Insurance for Crown Cork & Seal Company, Inc. and was responsible for all benefits and property/casualty coverage in the U.S. from 1984 to 1992. Mr. Bolton also worked in the Treasury and Audit departments of Crown Cork & Seal Company, Inc. from 1978 to 1984.

(4)	Jerry A. Hatfield. Mr. Hatfield has been Senior Vice President, Operations of our Company since September 2007. Mr. Hatfield was previously our Vice President, Operations from March 2003 to September 2007 and our Western Regional Manager from 2001 to 2003.

(5)	David Schroeder. Mr. Schroeder has served as Senior Vice President of Sales and Marketing since March 2010. In 2009 Mr. Schroeder was the Chief Operating Officer of Medical Instill Technologies, a provider of packaging and dispensing solutions for aseptic, non-preserved products. From 1995 to 2008, Mr. Schroeder held a variety of sales, business development and management positions with the Tetra Laval Group. Most recently, from 2005 to 2008 Mr. Schroeder was Managing Director, Zone Vice President North America for Tetra Laval’s Sidel business, a manufacturer of packaging equipment.

(6)	David J. Waksman. Mr. Waksman has been Senior Vice President, Human Resources, General Counsel and Secretary of our Company since April 2008. Prior to that he, was Vice President, General Counsel and Secretary of our Company since July 2003. Previously, Mr. Waksman was a partner at the law firm of Dechert LLP.

(7)	Christopher P. Phelan. Mr. Phelan has been Vice President and General Manager, European Operations of our Company since July 2007. Since January 2004, Mr. Phelan had been Technical Director of our European operations. Prior to that, Mr. Phelan was employed by Rexam as Technical/Operations Director.

(8)	Scott D. Stanton. Mr. Stanton has been Vice President, Corporate Controller and Chief Accounting Officer of our Company since April 2010. From May 2009 to November 2010, Mr. Stanton was Executive Vice President, Finance and Chief Accounting Officer of Flotek Industries, Inc. Prior to that, from September 2006 to December 2008 Mr. Stanton was Vice President, Finance and Assistant Controller of Office Depot Inc. From April 2005 to September 2006, Mr. Stanton was Assistant Controller, Director Expert Services at Novelis, Inc.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation earned by our principal executive officer and our two most highly paid executive officers (other than our principal executive officer) employed by us or our subsidiaries during the years ended December 31, 2009 and 2008. The following table also provides certain summary information regarding one of our former executive officers.

Summary Compensation Table

				Non-Equity
			Stock	Incentive Plan	All other
		Salary	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)

Michael J. Hoffman(3)	2009	497,950	0	161,336	309,571	(4)	968,857
President and Chief Executive Officer	2008	474,238	229,500	2,915	43,512	(5)	750,165
James C.T. Bolton	2009	259,995	0	56,354	58,330	(6)	374,679
Senior Vice President, Administration and Strategic Planning
Christopher P. Phelan(7)	2009	230,190	0	124,303	34,020	(8)	388,513
Vice President and General Manager,	2008	259,270	0	0	36,907	(9)	296,177
European Operations
Walter S. Sobon(10)	2009	280,025	0	0	412,618	(11)	692,643
Executive Vice President and	2008	324,450	94,500	997	22,591	(12)	442,538
Chief Financial Officer

(1)	The dollar amounts reported in this column represent the grant date fair value calculated according to ASC 718 of restricted stock awards granted in fiscal year 2008 pursuant to the 2007 Stock-Based Incentive Compensation Plan. The fair value of restricted stock awards is equal to the quoted market price of the Company’s common stock at the date of grant. Restricted stock units (“RSUs”) are classified as liabilities in the accompanying consolidated financial statements. The fair value of the liabilities related to the RSUs is remeasured at each balance sheet date. Adjustments to the fair value of the RSU liabilities are recorded as compensation expense.

(2)	Non-equity incentive plan compensation for 2009 represents amounts earned under the 2009 Annual Incentive Plan. Non-equity incentive plan compensation for 2008 represents interest earned on deferred non-equity incentive plan compensation. See “Narrative Disclosure to Summary Compensation Table” for an explanation of the timing of payment of such amounts.

(3)	Mr. Hoffman resigned as an executive officer of the Company on April 28, 2010.

(4)	Includes $265,658 paid in connection with termination of the Company’s Supplemental Executive Retirement Plan; a $12,000 car benefit; $9,987 country club expense reimbursement and $5,779 gross up for such reimbursement; and $15,299 in 401(k) matching funds.

(5)	Includes a $12,000 car benefit, $9,623 country club expense reimbursement and $5,587 tax gross-up for such reimbursement, and $15,500 in 401(k) matching funds. The Company determined that excess matching funds in the amounts of $5,150 and $4,274 were contributed to Mr. Hoffman’s 401(k) account in

2008 and 2009, respectively. These amounts were forfeited to the Company in 2009 and 2010, respectively.

(6)	Includes $36,296 paid in connection with termination of the Company’s Supplemental Executive Retirement Plan; a $9,000 car benefit; and $12,105 in 401(k) matching funds. The Company determined that excess matching funds of $1,080 were contributed to Mr. Bolton’s 401(k) account in 2009. These amounts were forfeited to the Company in 2010.

(7)	Payments to Mr. Phelan were made in British pounds. Compensation data for 2009 has been converted to U.S. dollars using the 2009 daily average exchange rate of 1.57 dollars per pound. Compensation data for 2008 has been converted to U.S. dollars using the 2008 daily average exchange rate of 1.85 dollars per pound.

(8)	Includes a $33,523 car benefit.

(9)	Includes a $36,289 car benefit.

(10)	Mr. Sobon resigned as an executive officer of the Company on September 23, 2009.

(11)	Includes $360,000 paid in connection with the rejection of Mr. Sobon’s employment agreement with the Company; accrued but untaken vacation pay of $22,911; $12,369 paid in connection with termination of the Supplemental Executive Retirement Plan; $9,348 in 401(k) matching funds; and a $6,975 car benefit.

(12)	Includes a $9,000 car benefit and $12,415 in 401(k) matching funds. The Company has determined that excess matching funds in the amount of $2,065 were contributed to Mr. Sobon’s 401(k) account. This amount was forfeited to the Company in 2009.

Narrative Disclosure to Summary Compensation Table

The Annual Incentive Plan.  One of the Company’s main vehicles of incentive compensation is the Annual Incentive Plan (the “AIP”). Adopted in 2009, the AIP replaced the Annual Incentive and Management Stock Purchase Plan (the “MSPP”). In order to understand how AIP awards are reported in the Summary Compensation Table, it is important to understand how this plan works.

Target Awards.  Under the AIP, each executive officer has a target bonus amount expressed as a percentage of the executive officer’s base salary. A portion of the target bonus is tied to individual performance criteria for each executive officer, and the remaining portion is generally tied to financial performance criteria for the Company. Executives with responsibilities over business units with distinct financial goals may be assigned a third weighting based on unit performance. Bonus award determinations are typically made during the first quarter of each year, after audited financial results for the previous year are available.

Under the 2009 AIP, the financial performance criteria included EBITDA (as defined in the Company’s then-current credit facility) targets ranging from $45 million to $56 million, the attainment of which would have resulted in awards ranging from 20% to 100% of the portion of the target bonus attributable to financial performance. If the Company was not free cash flow positive in 2009, then the payout percentage would have been reduced by 10 percentage points (for example, a 30% payout would have been reduced to a 20% payout). Based on the Company’s results in 2009, executive officers were awarded bonuses per the AIP.

Company financial performance made up 85%, 70%, and 40% of Mr. Hoffman’s, Mr. Bolton’s and Mr. Phelan’s respective target bonuses. Based on 2009 EBITDA results, the named executives earned 30% of this portion of their respective bonuses, and the cash flow deduction did not apply. Personal goals made up 15% and 30% of Mr. Hoffman’s and Mr. Bolton’s respective target bonuses. Both executives were awarded 100% of their target bonuses attributable to personal performance. Mr. Hoffman’s personal goals were to complete the Company’s Chapter 11 while improving Company financial performance. Mr. Bolton’s personal goals included the preparation of information technology upgrades; promoting business process changes to support certain internal reports; and supporting the information and analysis initiatives of certain Company departments. Mr. Phelan’s unit and personal goals made up 50%

and 10%, respectively, of his target bonus. He was awarded 100% of his target bonus attributable to these two measures. Mr. Phelan’s unit goal was to achieve $4.0 million of EBITDA from the Company’s European business. Mr. Phelan’s personal goals included such matters as achieving operating income targets for the U.K. and Holland plants, delivering increased business volume for the Holland plant, introducing certain improvements to the Company’s inspection systems, achieving energy savings and making certain changes to the European workforce.

Finally, during 2009 the Company imposed mandatory reductions to AIP bonuses for all United States personnel under which Mr. Hoffman’s bonus was reduced by 20% and Mr. Bolton’s bonus was reduced by 15%. The foregoing components of the 2009 awards are summarized in the table below. The table below does not include the matching feature described under “— How awards are Paid.”

	Michael Hoffman	Christopher Phelan	James Bolton

Maximum corporate portion of award	$423,257	$69,057	$90,998
Actual corporate portion of award	$126,977	$20,717	$27,300
Maximum unit portion of award	N/A	$86,321	N/A
Actual unit portion of award	N/A	$86,321	N/A
Maximum personal portion of award	$74,693	$17,264	$38,999
Actual personal portion of award	$74,693	$17,264	$38,999
Mandatory reduction	$(40,334)	N/A	$(9,945)
Maximum total award	$497,950	$172,642	$129,997
Actual award	$161,336	$124,303	$56,354

How Awards are Paid.  Under the AIP, an award is paid 50% in cash as soon as practicable, and the remaining 50% is deferred for one year at a 5% interest rate, compounded on a daily basis. Plan participants are fully vested in the deferred bonus and any interest credited to the deferred bonus. Additionally, the deferred portion of the bonus is matched with an equal amount of cash that is payable three years from the award date plus 5% interest, compounded on a daily basis. The match is not vested upon award. If a participant terminates employment (i) due to death or disability, then the match will fully vest; (ii) due to retirement or involuntary termination, then the match vests on a pro-rata basis; (iii) due to voluntary termination or an involuntary termination for cause, then the match is forfeited.

What is “Non-Equity Incentive Plan Compensation?” Payments under the AIP and MSPP are categorized as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The total amount of the award is reported as compensation for the year in which the award was earned, even though payment of 50% of the awards is deferred for one year.

What is included in 2009 and 2008 Non-Equity Incentive Plan Compensation? The amounts reported for 2009 represent the amount awarded under the plan, excluding the match described above because the match vests over time and was not earned in 2009. The amounts reported for 2008 represent interest earned on deferred MSPP payments.

Stock Awards.  No stock was granted to any of the named executive officers in 2009. The 2008 stock awards shown in the Summary Compensation Table were cancelled in connection with the Company’s bankruptcy. There were no outstanding equity awards to any of the named executive officers at fiscal year-end 2009.

Pension Benefits

		Present	Payments
		Value of	During
		Accumulated	Last
		Benefit	Fiscal Year
Name	Plan Name	($)	($)

Michael J. Hoffman	Constar Pension Plan	142,889	0
Michael J. Hoffman	Constar Supplemental Executive Retirement Plan	0	265,658
James C.T. Bolton	Constar Pension Plan	297,195	0
James C.T. Bolton	Constar Supplemental Executive Retirement Plan	0	36,296
Walter S. Sobon	Constar Pension Plan	0	0
Walter S. Sobon	Constar Supplemental Executive Retirement Plan	0	12,369
Christopher Phelan(1)	Constar UK Retirement Benefits Scheme	130,737	0

(1)	Because he is not a U.S. employee, Mr. Phelan was not eligible to participate in the Constar Pension Plan or the Constar Supplemental Executive Retirement Plan. We maintain a separate stand-alone pension plan for the benefit of our employees in the United Kingdom, called the Constar International UK Limited Retirement Benefits Scheme (the “UK Plan”), in which Mr. Phelan participates.

United States Pension Plans

The Constar Pension Plan.  The Constar Pension Plan is a tax-qualified defined benefit pension plan. For purposes of eligibility, including eligibility for early retirement, vesting and benefit accrual, the Constar Pension Plan recognizes all service recognized on behalf of our employees for pension purposes by Crown Holdings, Inc. (our former parent company) prior to our initial public offering.

Prior to April 1, 2007, with respect to our executive officers, the Constar Pension Plan provided normal retirement benefits at age 65 determined generally as 1.25% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service. This formula applied to all eligible salaried employees employed at our corporate headquarters, including our U.S.-based named executive officers. Other participants in the Constar Pension Plan who were paid hourly and/or employed at other locations received benefits under different formulas. Effective April 1, 2007, benefit accruals under the Constar Pension Plan were discontinued for all participants except those who (1) were actively employed on April 1, 2007, (2) had at least 15 years of service as of December 31, 2007 and (3) had a combined age and years of service of at least 65 as of December 31, 2007. Participants who met these requirements are “grandfathered participants.” Grandfathered salaried participants, regardless of job location, will continue to accrue benefits under a new, less generous benefit formula of 1% of the participant’s final five year average base rate of pay multiplied by the participant’s years of service after March 31, 2007. The benefits of employees who are not grandfathered were frozen as of March 31, 2007 and such employees will accrue no additional benefits after that date. Mr. Hoffman and Mr. Bolton are grandfathered participants and Mr. Sobon is not a grandfathered participant. Under federal law for 2009, benefits from the Constar Pension Plan were limited to $195,000 per year and may be based only on the first $245,000 of a participant’s annual compensation.

Benefits are generally payable beginning at age 65 in the form of a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Participants may elect other optional annuity forms of benefit of equivalent actuarial value. Benefits may not be paid in the form of a lump sum unless the actuarial present value of the participant’s benefit is $1,000 or less. An executive officer who has reached age 55 and completed at least 15 years of service may elect to retire early with reduced benefits. Mr. Bolton is the only officer named in the above table eligible for early retirement from the Constar Pension Plan.

The Supplemental Executive Retirement Plan.  We previously maintained the Constar Supplemental Executive Retirement Plan (the “SERP”), a non-qualified supplemental pension plan. The SERP was intended to provide additional benefits to employees who were designated as participants in writing by us and whose benefits under the Constar Pension Plan were restricted by the federal limits on annual benefits and compensation described above. The SERP provided benefits to these participants on the same basis as the Constar Pension Plan; however, the executives accrued benefits without regard to the federal limits on annual benefits and compensation imposed on the Constar Pension Plan. Effective April 1, 2007, benefit accruals under the SERP were discontinued for all participants other than grandfathered participants (as defined above), and reduced as described above for all grandfathered participants in the same manner as under the Constar Pension Plan. In connection with the Company’s emergence from Chapter 11, the SERP was terminated. In connection with such termination certain named executive officers received lump sum payments as shown in the “Pension Benefits” table above.

Offset of Crown Pension Plan Benefits.  Pursuant to an agreement with Crown entered into in connection with our initial public offering, benefits earned under the Constar Pension Plan and SERP will be offset by any benefits the employee earned under the defined benefit pension plans sponsored by Crown (the “Crown Pension Plans”). Crown is responsible for the portion of the pension benefits that accrued while our employees were participants in the Crown Pension Plans prior to our initial public offering. This offset is reflected in the numbers set forth in the “Pension Benefits” table above.

Actuarial Assumptions.  The values reported in the table above for the Constar Pension Plan are the present values as of December 31, 2009 of each named executive officer’s normal retirement benefit payable at age 65, calculated using a discount rate of 6.1% and mortality assumptions based on the RP-2000 Mortality Table. These assumptions are the same as the assumptions used for financial reporting purposes in our Annual Report on Form 10-K for the year ended December 31, 2009.

Funded Status of Constar Pension Plan.  As of December 31, 2009, the Constar Pension Plan was underfunded on a GAAP basis by approximately $24.4 million.

European Pension Plan.  We also maintain the Constar International UK Limited Retirement Benefit Scheme (the “UK Plan”) covering eligible employees in the United Kingdom who are at least age 21 and who elect to participate in the UK Plan. The UK Plan provides normal retirement benefits at age 65 determined generally under the following formula: 1/60th of the participant’s highest average salary over any three consecutive years during the last ten years of employment, times years of service. Participating employees pay into the UK Plan 5% of their pre-tax earnings and we contribute the balance necessary to fund the benefit. Effective February 28, 2010, the UK Plan was frozen.

Vesting will occur after a participant has completed two years of service. If a participant terminates employment before becoming vested, he or she will be refunded all employee contributions and will forfeit the employer portion. Benefits are generally payable beginning at age 65 in the form of a monthly annuity, with a 50% survivor annuity payable to a spouse or other dependent. In addition, if death occurs within five years after retirement, a spouse or other dependent will receive a lump sum payment equal to what the participant’s lifetime monthly payments would have been had the participant lived for the balance of the five years.

Participants may elect to receive a portion of their pension in a lump sum, the amount of which is based on the participant’s age at retirement; provided that the monthly benefit payable after the lump sum is withdrawn is not less than a government-required guaranteed minimum pension. A participant who has reached age 55 but has not reached age 60 may elect to retire early with reduced benefits. A participant who is at least age 60 may elect to retire early with an unreduced pension. A participant who is forced to retire due to serious ill health is entitled to the amount of the pension he or she would have received had he or she continued to work until age 65. Early and ill health retirements require the consent of the Company. Currently, none of the U.K.-based officers named in the above table are eligible for early retirement.

The value reported in the table above for the UK Plan is the present value as of December 31, 2009 of Mr. Phelan’s normal retirement benefit payable at age 65, calculated using a discount rate of 5.75% and post- retirement mortality assumptions based on the PA 92 tables and a retirement age of 65. These assumptions are the same as the assumptions used for financial reporting purposes in the Company’s this Annual Report on Form 10-K.

Funded Status of UK Plan.  As of December 31, 2009, the UK Plan was underfunded on a GAAP basis by approximately $3.6 million.

Potential Payments Upon Termination or Change in Control

Messrs. Hoffman and Bolton.  In connection with the Company’s emergence from Chapter 11, we entered into amended and restated employment agreements with Messrs. Hoffman and Bolton effective as of May 29, 2009. These agreements are described below. However, after the completion of the Company’s fiscal year, Mr. Hoffman resigned from the Company effective April 28, 2010. Instead of receiving the benefit and payments described below, the Company and Mr. Hoffman agreed to amend Mr. Hoffman’s employment agreement pursuant to which he is entitled to receive payments and benefits equal to approximately $2,328,000 in connection with his resignation. Please see “Resignation of Mr. Hoffman” below for a discussion of the employment agreement amendment that was executed in connection with Mr. Hoffman’s resignation.

The term of employment pursuant to each executive’s agreement will continue indefinitely unless his employment with the Company is terminated under specific circumstances expressly described in the agreement. If the executive’s employment with the Company has not been terminated under the circumstances expressly described in the agreement within three years after the occurrence of a change in control, the employment agreement will terminate, and the executive will become an “at will” employee of the Company. The executive will not be entitled to any severance payments as a result of any termination of employment occurring after such third anniversary of a change in control.

If we terminate the executive’s employment without cause or he resigns for good reason prior to a change in control, he is entitled to: (i) base salary earned but unpaid as of the date of the termination; (ii) a lump sum payment equal to one times base salary plus one times his target bonus and matching incentive under the AIP in the case of Mr. Bolton, and in the case of Mr. Hoffman, two times base salary plus two times his target bonus and matching incentive under the AIP, for the year in which such termination occurs; (iii) continuation of medical benefits in effect as of the date of termination for a period of one year in the case of Mr. Bolton, and in the case of Mr. Hoffman, two years, following the date of termination at the Company’s sole expense; (iv) immediate payment of any unpaid expense reimbursements and unused accrued vacation days through the date of termination; and (v) any other payments and/or benefits which he is entitled to receive under any employee benefit plans or the AIP pursuant to the terms of such plans or arrangements.

If we terminate the executive’s employment without cause or he resigns for good reason within six months prior to or three years following a change in control, the severance payable to the executive described above increases to two times base salary plus two times his target bonus and matching incentive under the AIP in the case of Mr. Bolton, and in the case of Mr. Hoffman, three times base salary plus three times his target bonus and matching incentive under the AIP, for the year in which such termination occurs; and the medical benefits continuation period will be extended to two years in the case of Mr. Bolton, and in the case of Mr. Hoffman, three years, following termination of employment. If the executive becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, he will receive an additional payment in an amount sufficient to offset the effects of such excise tax.

If the executive’s employment is terminated due to his death or disability, we are required to pay him (i) any base salary earned but unpaid as of the date of termination and base salary continuation through the end of the month in which termination occurs, (ii) a pro-rata payment equal to his target bonus for the year of termination (including the matching incentive of 50% of such target bonus) under the AIP multiplied by a fraction, the numerator of which is the number of days in the year up to the date of termination and the denominator of which is 365, (iii) immediate payment of any unpaid expense reimbursements and unused accrued vacation days through the date of termination and (iv) any other payments and/or benefits which the executive is entitled to receive under any employee benefit plans or the AIP pursuant to the terms of such plans or arrangements.

Each executive is subject to non-solicitation and non-competition covenants for a period of time following termination of his employment (the “restricted period”) as follows: (i) if we terminate his employment without cause or he resigns for good reason prior to a change in control, the restricted period is equal to twelve months in the case of Mr. Bolton, and in the case of Mr. Hoffman, twenty-four months, following termination of employment, (ii) if we terminate his employment without cause or he resigns for good reason within six months prior to or three years following a change in control, the restricted period is equal to twenty-four months in the case of Mr. Bolton, or in the case of Mr. Hoffman, thirty-six months, following termination of employment, or (iii) otherwise, the restricted period is equal to twelve months following termination of employment. Each executive is also subject to an indefinite confidentiality covenant and a covenant to assign to us any invention developed by him (or with his participation) within one year after his termination of employment. All severance payments are contingent on the executive’s execution of a release of claims in favor of the Company.

For purposes of the above-described agreement, “cause” is generally defined as (i) a willful and material act of gross misconduct, (ii) the conviction of the executive of, or plea of guilty or nolo contendere by the executive to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud) either of which result in incarceration, (iii) willful acts of moral turpitude by the executive that result in material financial loss to the Company, (iv) any willful and material failure to follow the lawful reasonable instructions of the Board of Directors, (v) a material and willful breach by the executive of his employment agreement or any other written agreement between him and the Company, (vi) the executive’s willful and material violation of any of the Company’s written employment policies, (vii) the executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation. “Good reason” is generally defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 30 miles, a reduction in base salary, a reduction in the aggregate benefits payable to the executive, we discontinue the AIP without immediately replacing such plan with a plan that is the substantial economic equivalent of such plan, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s employment agreement. “Change in control” generally means (i) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 30% of our common stock, (ii) the liquidation or dissolution of us or a sale of substantially all of our assets, or (iii) a change in the individuals who represent a majority of the membership of our Board of Directors over a 24-month period, provided that new directors approved by two-thirds of the board shall be excluded from any such determination; provided, however, that the confirmation of the Company’s Plan of Reorganization and the Company’s emergence from Chapter 11 did not constitute a “change of control” for purposes of the employment agreement.

Resignation of Mr. Hoffman.  Effective as of April 28, 2010, Michael J. Hoffman resigned from his positions as President and Chief Executive Officer of the Company and from the Board of Directors of the Company. On April 27, 2010, the Company entered into an amendment and restatement of Mr. Hoffman’s employment agreement. Subject to the terms and conditions contained therein, in connection with his resignation Mr. Hoffman will be entitled to (i) base salary earned but unpaid as of the date of the termination; (ii) a lump sum payment equal to $2.2 million, paid in the seventh month following his termination; (iii) continuation of medical benefits in effect as of the date of termination for a period of two years following the date of termination at an estimated cost for premiums of approximately $47,000; (iv) payment of approximately $81,000 in respect of the deferred portion of his 2009 Annual Incentive Plan award, paid in the seventh month following his termination; and (v) immediate payment of any unused accrued vacation days. Accordingly, Mr. Hoffman is entitled to receive payments and benefits with an approximate value of $2,328,000 in accordance with his resignation.

Mr. Phelan.  We have also entered into a change in control agreement with Mr. Phelan. This agreement will extend for a one-year term each January 1 unless notice of non-extension is delivered by either party no later than June 30 of the preceding year. Notwithstanding the above, this agreement will terminate on the earlier of (i) the second anniversary of a change in control, or (ii) the executive’s attainment of “normal retirement age” as defined under our defined benefit pension plan. This agreement provides that in the event the executive’s employment is terminated without cause by us or he resigns his employment for good reason within two years following a change in control, or prior to a change in control with the executive reasonably demonstrating that the termination without cause or for good reason was in connection with the change in control, the executive is entitled to: (i) a lump sum payment equal to two times his then current base salary plus two times his target annual bonus for the year of termination (but not including the matching incentive of 50% of such target bonus under the AIP); (ii) continuation of medical benefits (at the same cost to the executive) for a period beginning on the date of such termination of employment and ending on the earlier of the 24-month anniversary of such termination or the date that the executive attains age sixty-five; (iii) immediate payment of all of his deferred compensation; and (iv) immediate cash-out, vesting or exercisability of all outstanding equity-based or performance-based awards. The foregoing severance payments are contingent on the executive’s execution of a release of claims in favor of us. The executive is subject to six-month non-solicitation and non-competition covenants following termination of his employment. He is also subject to an indefinite confidentiality covenant.

For purposes of the above-described agreement, “cause” is generally defined as gross misconduct or negligence, theft of company assets, continued failure to follow the lawful instructions of the Company or conviction of a criminal offense (other than a road traffic offense not involving a prison sentence). “Good reason” is generally defined as a change in the executive’s authority, duties, responsibilities, reporting obligations or principal employment location by more than 50 miles, a reduction in base salary or benefits, a failure by us to pay compensation or benefits to the executive when due or a failure or refusal by our successor to assume the executive’s change in control agreement. “Change in control” generally means (i) the acquisition by an unrelated third party, pursuant to a sale, merger, consolidation, reorganization or similar transaction, of more than 30% of our common stock, (ii) the liquidation or dissolution of us or a sale of substantially all of our assets, or (iii) a change in the individuals who represent a majority of the membership of our Board of Directors over a 24-month period, provided that new directors approved by two-thirds of the board shall be excluded from any such determination; provided, however, that the confirmation of the Company’s Plan of Reorganization and the Company’s emergence from Chapter 11 did not constitute a “change of control” for purposes of the employment agreement.

Estimated Payments.  Estimated payments to each of the named executive officers under the above-described agreements upon termination without cause or for good reason prior to a change in control are as follows (1):

Estimated
Amount of
	Estimated	Continued
	Cash	Health
	Payment	Benefits	Total
Name	($)	($)	($)

Michael J. Hoffman(2)	2,489,750 (3)	46,837 (4)	2,536,587
James C.T. Bolton	454,992 (5)	23,419 (6)	478,411
Christopher P. Phelan	—	—	—

(1)	All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2009.

(2)	The amount reflected in the above table sets forth the approximate value Mr. Hoffman would receive assuming such termination of employment occurred on December 31, 2009. However, effective April 28, 2010, Mr. Hoffman resigned and accordingly, would no longer be entitled to receive the amount reflected in this table. Please see “Resignation of Mr. Hoffman” above for a description of the benefits Mr. Hoffman is entitled to receive in connection with his resignation.

(3)	This amount is estimated to equal two times the executive’s base salary plus two times the executive’s target bonus and matching incentive under the AIP.

(4)	This amount is estimated to equal the premium payments for 24 months of health coverage at our sole expense.

(5)	This amount is estimated to equal one times the executive’s base salary plus one times the executive’s target bonus and matching incentive under the AIP.

(6)	This amount is estimated to equal premium payments for 12 months of health coverage at our sole expense.

Estimated payments to each of the named executive officers under the above-described agreements upon termination without cause or for good reason in connection with a change in control are as follows (1):

			Estimated
			Amount of
	Estimated		Continued		Estimated
	Cash		Health		Excise Tax
	Payment		Benefits		Gross-Up	Total
Name	($)		($)		($)	($)

Michael J. Hoffman(2)	3,734,625	(3)	70,256	(4)	1,626,964 (5)	5,431,845
Walter S. Sobon	909,983	(6)	46,837	(7)	302,547 (8)	1,259,367
Christopher P. Phelan(9)	805,665	(10)	2,255	(11)	—	807,920

(1)	All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2009.

(2)	The amount reflected in the above table sets forth the approximate value Mr. Hoffman would receive assuming such termination of employment occurred on December 31, 2009. However, effective April 28, 2010, Mr. Hoffman resigned and accordingly, would no longer be entitled to receive the amount reflected in this table. Please see “Resignation of Mr. Hoffman” above for a description of the benefits Mr. Hoffman is entitled to receive in connection with his resignation.

(3)	This amount is estimated to equal three times the executive’s base salary plus three times the executive’s target bonus and matching incentive under the AIP.

(4)	This amount is estimated to equal premium payments for 36 months of health coverage at our sole expense.

(5)	This amount does not reflect the value of Mr. Hoffman’s three-year non-competition and non-solicitation agreement with us. Such value may be offset from the parachute payments attributed to Mr. Hoffman in connection with a change in control.

(6)	This amount is estimated to equal two times the executive’s base salary plus two times the executive’s target bonus and matching incentive under the AIP.

(7)	This amount is estimated to equal premium payments for 24 months of health coverage at our sole expense.

(8)	This amount does not reflect the value of the executive’s two-year non-competition and non-solicitation agreement with us. Such value may be offset from the parachute payments attributed to the executive in connection with a change in control.

(9)	Payments to Mr. Phelan are converted to US Dollars at the average daily exchange rate for 2009 of $1.56593 to £1.

(10)	This amount is estimated to equal two times the executive’s base salary plus two times the executive’s target bonus.

(11)	This amount is estimated to equal the employer-paid portion of premium payments for 24 months of health coverage.

Estimated payments to each of the named executive officers under the above-described agreements upon his death or disability are as follows (1):

Estimated
Cash
Payment
Name	($)(2)

Michael J. Hoffman(3)	746,925
James C.T. Bolton	194,996
Christopher P. Phelan	—

(1)	All amounts above are based on the assumption that the triggering event for the payments occurred on December 31, 2009.

(2)	This amount is equal to the executive’s target bonus and matching incentive under the AIP.

(3)	The amount reflected in the above table sets forth the approximate value Mr. Hoffman would receive assuming such termination of employment occurred on December 31, 2009. However, effective April 28, 2010, Mr. Hoffman resigned and accordingly, would no longer be entitled to receive the amount reflected in this table. Please see “Resignation of Mr. Hoffman” above for a description of the benefits Mr. Hoffman is entitled to receive in connection with his resignation.

Mr. Sobon.  Mr. Sobon’s employment agreement was rejected by the Company in connection with its Chapter 11 proceeding. Payments made to Mr. Sobon in respect of such rejection are described in the footnotes to the Summary Compensation Table.

Risk Assessment

The Company has reviewed its compensation policies and practices for all employees and concluded that any risks arising from the policies and programs are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

Current Board of Directors.  We paid the following cash compensation to our current Board of Directors for their 2009 service. These amounts include fees earned in 2009 that were paid in 2010. These directors assumed office upon the Company’s emergence from Chapter 11. Mr. Hoffman, our Chief Executive Officer in 2009, was a member of our Board of Directors but did not receive any compensation for such service. Although Ms. Mack received compensation for her services as a director with respect to 2009, she has not received any compensation for her Board service since April 28, 2010, the date on which she became the interim Chief Executive Officer of the Company.

Fees
Earned
or Paid
in Cash
Name	($)

Michael J. Balduino	40,580
Eric A. Balzer	53,486
Lawrence V. Jackson	45,080
Ruth J. Mack	50,486
L. White Matthews	89,832

The fees described above were paid on a pro-rata basis for each director’s time served on the board during 2009 in accordance with the following schedule:

		Attendance Fee for
	Annual	Board or Applicable
	Retainer	Committee Meeting
Position	($)	($)

Chairman of the Board of Directors	120,000	1,500
Non-Chairman Director	45,000	1,500
Chairman of the Audit Committee	10,000	1,000
Non-Chairman Member of the Audit Committee	0	1,000
Chairman of the Compensation and Benefits Committee	10,000	1,000
Non-Chairman Member of the Compensation and Benefits Committee	0	1,000
Chairman of the Nominating and Corporate Governance Committee	5,000	1,000
Non-Chairman Member of the Nominating and Corporate Governance Committee	0	1,000

In addition, Directors are to annually receive $60,000 of restricted stock. No awards have yet been made. All directors will be reimbursed for travel expenses incurred in connection with Board of Directors and committee meetings. Mr. Jason Pratt joined the Company’s Board of Directors upon the Company’s emergence from Chapter 11, and subsequently resigned. Mr. Pratt was a Principal and Managing Director of one of the Company’s stockholders, and was not being currently paid for his Board service other than reimbursement of travel expenses. Upon his resignation from the Board of Directors, Mr. Pratt was paid $10,000.

Mr. Matthews serves as the Chairman of our Board of Directors and the Chairman of our Nominating and Corporate Governance Committee. In recognition of this dual service, commencing in 2010 no annual retainer has been payable to Mr. Matthews for his service as Chairman of our Nominating and Corporate Governance Committee.

Former Board of Directors.  We paid the following cash compensation to our former Board of Directors for their 2009 service. These Directors resigned upon the Company’s emergence from Chapter 11. Our Chief Executive Officer in 2009 was a member of the former Board of Directors but did not receive any compensation for such service.

Fees
Earned
or Paid
in Cash
Name	($)

James A. Lewis	31,313
Michael D. McDaniel	34,343
Frank J. Mechura	47,755
John P. Neafsey	65,648
Angus F. Smith	51,552
A. Alexander Taylor	36,843

The fees described above were paid on a pro-rata basis for each director’s time served on the board during 2009 in accordance with the following schedule:

		Attendance Fee for
	Annual	Board or Applicable
	Retainer	Committee Meeting
Position	($)	($)

Chairman of the Board of Directors	91,500	2,000
Non-Chairman Director	56,500	1,000
Chairman of the Audit Committee	14,000	2,000
Non-Chairman Member of the Audit Committee	3,500	1,500
Chairman of the Compensation Committee	5,000	1,500
Non-Chairman Member of the Compensation Committee	2,500	1,000
Chairman of the Nominating and Corporate Governance Committee	5,000	1,500
Non-Chairman Member of the Nominating and Corporate Governance Committee	2,500	1,000

Notwithstanding the foregoing, each Committee had a maximum number of meetings per year for which attendance fees were payable. Attendance fees were payable for up to 12 Audit Committee meetings per year, up to three Compensation Committee meetings per year, and up to two Nominating and Corporate Governance Committee meetings per year.

In addition, all directors were reimbursed for travel expenses incurred in connection with Board of Directors and committee meetings.

Mr. Neafsey was the Chairman of our Board of Directors and the Chairman of our Nominating and Corporate Governance Committee. In recognition of this dual service, since the second quarter of 2006 no annual retainer was payable to Mr. Neafsey for his service as Chairman of our Nominating and Corporate Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of September 20, 2010. The table includes the number of shares beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and executive officers named in the summary compensation table and (iii) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

	Number of
	Shares	Percent of
	Beneficially	Shares
5% Beneficial Owners, Directors, Named Officers	Owned	Outstanding

Solus Alternative Capital Management LP, Solus GP LLC, and Christopher Pucillo	425,280	24.3%
430 Park Avenue, 9th Floor New York, NY 10022(1)(2)
JP Morgan Chase & Co.	250,250	14.3%
270 Park Avenue New York, NY 10017(1)
FMR LLC	175,600 (3)	10.0%
82 Devonshire Street Boston, MA 02109(1)(3)
Trafelet Capital Management, L.P., Trafelet & Company LLC and Remy Trafelet	159,600	9.1%
590 Madison Avenue, 26th Floor New York, NY 10022(1)(4)
Peritus Asset Management LLC	92,450	5.3%
26 West Anapamu Street Santa Barbara, CA 93101(1)
Michael J. Balduino	0	0
Eric A. Balzer	0	0
Grant H. Beard	0	0
Lawrence V. Jackson	0	0
Ruth J. Mack	0	0
L. White Matthews III	0	0
Michael J. Hoffman	0	0
James C.T. Bolton	0	0
Christopher P. Phelan	0	0
Walter S. Sobon	0	0
All directors and executive officers as a group (14 persons)	0	0

(1)	The number of shares beneficially owned is derived from reports filed by each such beneficial owner under Section 13 or Section 16 of the Securities Exchange Act of 1934.

(2)	According to the Schedule 13G filed by the named persons on June 9, 2009, Solus GP LLC is the general partner of Solus Alternative Asset Management LP and Christopher Pucillo is the managing member of Solus GP LLC.

(3)	According to the Schedule 13G filed by the named person on September 10, 2009, Fidelity Management & Research Company is the beneficial owner of 169,100 shares of Constar common stock (equal to 9.7% of the outstanding shares), and Fidelity Capital & Income Fund is the beneficial owner of 115,450 shares of Constar common stock (equal to 6.6% of the outstanding shares). Additional information regarding the beneficial ownership of such shares is contained within such Schedule 13G. Based on communications from the named person, the Company believes that the named person has sold some of its shares of Constar common stock.

(4)	According to the Schedule 13G filed by the named persons on January 21, 2010, the reported shares are held by several private investment funds for which Trafelet Capital Management, L.P. serves as the investment manager. Trafelet & Company, LLC serves as the general partner of Trafelet Capital Management, L.P. and Remy Trafelet serves as managing member of Trafelet & Company, LLC.

The address of each director and executive officer is One Crown Way, Philadelphia, Pennsylvania 19154-4599.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy for Approval of Related Person Transactions

The Board of Directors has adopted a written policy for the treatment of related person transactions. The policy defines a “Related Person Transaction” as a transaction (A) in which (1) the Company was, is or would be a participant, and (2) any Related Person had, has or would have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner (but not a general partner) of another entity that is a party to the transaction); or (B) that is required to be disclosed under Item 404(a) of Regulation S-K. The policy defines a “Related Person” as a person (A) who is or was (at any time since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they are not presently such a person) an (1) executive officer, director or nominee for election as a director of the Company, or (2) Immediate Family Member of any of the foregoing; or (B) who is or was (at any time when the relevant transaction occurred or existed) (1) a greater than 5 percent beneficial owner of the Company’s common stock; or (2) an Immediate Family Member of such beneficial owner. The policy defines “Immediate Family Member” as a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Under the policy, the Audit Committee reviews the material facts of each Related Person Transaction and either approves or disapproves of the entry into the Related Person Transaction. If advance approval of a Related Person Transaction is not feasible or was not obtained, then the Audit Committee shall review the material facts of the Related Person Transaction and either ratify or disapprove of the entry into the Related Person Transaction. The Audit Committee may approve or ratify only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee shall take into account all of the facts and circumstances that the Audit Committee deems appropriate, including but not limited to whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the nature of the Related Person’s interest in the transaction, the nature of the relationship among the relevant Related Persons, the amount involved, any benefit to the Company and any impact on director independence.

No director may participate in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director shall provide all material information concerning the Related Person Transaction to the Audit Committee.

If a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Person. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

A Related Person Transaction shall not be invalid, void or voidable under applicable law solely because the Audit Committee shall fail to approve or ratify such Related Person Transaction.

Director Independence

Each member of the Board of Directors is independent under NASDAQ listing standards, except that Mr. Beard and Ms. Mack are not independent because of their employment by the Company. All members of the Audit and Finance Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee are independent under NASDAQ listing standards.

Relationship with Crown

Constar was a wholly owned subsidiary of Crown Holdings, Inc. (“Crown”) from 1992 until the closing of Constar’s initial public offering on November 20, 2002. From November 20, 2002 until Constar’s emergence from bankruptcy, Crown owned 1,255,000 shares, or approximately 10%, of Constar’s outstanding common stock. In connection with Constar’s reorganization and emergence from bankruptcy, all then-existing shares of Constar capital stock were canceled. Consequently, after May 1, 2009, transactions between Crown and Constar are no longer related party transactions.

For the four months ended April 30, 2009 the Company paid rent to Crown of $0.2 million for its Philadelphia headquarters.

Under a service agreement, Crown provided certain general and administrative services to the Company. In connection with this agreement, the Company recorded an expense of $0.7 million for the four months ended April 30, 2009. $0.9 million was due to Crown as of April 30, 2009 under this agreement.

In November 2007, the Company and Crown entered into a five year supply agreement. Sales to Crown under the contract were approximately $2.8 million for the four months ended April 30, 2009. At April 30, 2009 the Company had a net receivable from Crown of approximately $0.9 million related to this agreement.

In 2002, the Company entered into a License and Royalty Sharing Agreement with Crown under which the Company agreed to pay a portion of any royalties earned on licenses of our Oxbartm technology. In connection with this agreement, the Company recorded an expense of approximately $0.2 million for the four months ended April 30, 2009. The Company had a net payable to Crown of approximately $3.4 million related to this agreement at April 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers, directors and greater than 10% stockholders. Based solely upon a review of reports filed by these persons, all Section 16(a) filing requirements have been met during 2009, except that a Form 3 due on June 8, 2009 filed by Sola Ltd, Solus GP LLC and Christopher Pucillo was filed on June 9, 2009.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

David Waksman
Senior Vice President, Human Resources,
General Counsel and Secretary

October 4, 2010

This Proxy is solicited on behalf of the Board of Directors
CONSTAR INTERNATIONAL INC.
2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 16, 2010
     The undersigned stockholder of Constar International Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2010 Annual Meeting of Stockholders of Constar International Inc., each dated on or about October 4, 2010, and hereby appoints J. Mark Borseth and David J. Waksman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of Constar International Inc. to be held on November 16, 2010 at 8:00 a.m., local time, at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania and at any adjournment or postponement thereof, and to vote all shares of Constar Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on this card.
SEE REVERSE SIDE

The Board of Director recommends a vote “FOR” all nominees listed in Item 1.

1.	Election of Directors: FOR all nominees listed below (except as indicated). If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the following list: Michael J. Balduino, Eric A. Balzer, Grant H. Beard, Lawrence V. Jackson, Ruth J. Mack, L. White Matthews III.

The Board of Directors recommends a vote “FOR” Item 2.

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for 2010.	☐	☐	☐
And, in their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR each of the nominees set forth above, FOR Item 2, and as said proxies deem advisable on such other matters as may properly come before the meeting.
Signature:                                                                        Dated:                    , 2010
Signature (if held jointly or as community property):
This Proxy should be marked, dated and signed by the stockholder(s) as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.